Exhibit (p)(7)

MERCATOR ASSET MANAGEMENT, L.P.

CODE OF ETHICS

Mercator Asset Management, L.P., a Delaware limited partnership (“MAM”), has adopted this Code of Ethics (“Code”) in accordance with the following general principles as required by the Investment Advisers Act (IA Act) rule 204A-1 and the Investment Company Act (IC Act) rule 17j-1.

Section I. General Principles

(i)	The duty at all times to place the interests of MAM’s clients, including shareholders of investment company clients, first.

(ii)

The requirement that all personal securities transactions be conducted consistent with the Code in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

(iii)	The fundamental standard that MAM personnel should not take inappropriate advantage of their positions.

(iv)	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential.

(v)	The principle that independence in the investment decision-making process is paramount.

Adherence to these General Principles is of the utmost importance to the preservation of MAM’s reputation and its principles of honesty, integrity and professionalism. The General Principles discussed in this section govern ALL conduct, whether or not that conduct also is covered by more specific standards and procedures set forth in this Code.

The failure to comply with MAM’s Code of Ethics may result in disciplinary action, including termination of employment.

Section II. Scope of the Code

2.1

A. Topics Addressed in the Code. MAM’s Code of Ethics establishes rules and guidelines for the conduct of Access Persons of MAM. The Code requires Access Persons to comply with all applicable U.S. federal securities laws and those of any other applicable jurisdiction (MAM is also registered with the Alberta and Ontario Securities Commissions and, therefore, is subject to their provincial laws). Additional topics presented within this Code include, but are not limited to:

•	Fiduciary Duty
•	Personal Securities Transactions
•	Insider Trading
•	Gifts and Entertainment and
•	Conflicts of Interest

A glossary of terms used within the Code (including the definition of “Access Persons”) is located in 2.3 of this section of the Code.

B. Persons Covered by the Code. (i) The General Partners of MAM have determined that the Code covers ALL “Access Persons”, as broadly defined in 2.3. Each Access Person (generally, each person working at MAM) will be notified by the Chief Compliance Officer (“CCO”) of his or her status as such no later than the second business day after becoming an Access Person and subject to the Code. Such notification shall inform the Access Person of his reporting obligation under the Code, and shall be accompanied by a copy of the Code.

(ii) Limited Partners (other than MAM Acquisiton) and officers, directors and employees of Limited Partners are not Access Persons and are not subject to the Code of Ethics, except that any such person is not allowed to take any action that, to the knowledge of such person, would violate either Section 3.6 or Section 3.7 if such person were an Access Person. Each such Limited Partner and officer, director and employee of such Limited Partner will receive the Code and acknowledge such receipt, and that such person has read and understood this paragraph and Section 3.6 and Section 3.7 and will comply therewith to the extent provided in this paragraph.

2.2

Securities Covered by the Code. The Code covers any “Covered Security.” “Covered Security” (as further defined in 2.3) generally means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the IA Act (including domestic and international instruments). The term covered security is very broad and includes items you might not ordinarily think of as “securities,” such as:

•	Options on securities, on indexes, and on currencies;

•	All kinds of limited partnership interests;

•	Foreign unit trusts and foreign mutual funds; and

•	Interests in private investment funds, hedge funds, and investment clubs.

“Covered Security” does not include:

(i)	Direct obligations of the U.S. government (e.g., treasury securities);

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares of open-end mutual funds that are not advised or sub-advised by MAM; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by MAM.

2.3	Definitions of Terms.

•

“Access Person” means any of MAM’s general partners or officers of general partners, officers, MAM Acquisition, and employees and other Advisory Persons (including Investment Personnel). For the purposes of personal securities reporting requirements, Access Persons have Beneficial Ownership of securities held by the person’s immediate family (including any relative by blood or marriage living in the employee’s household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Except for MAM Acquisition, Access Person does not include Limited Partners. Except for MAM Acquisition, Limited Partners do not have access to nonpublic information regarding any client’s Purchase or Sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, are not involved in making securities recommendations to clients, and do not have access to such recommendations that are nonpublic.

•

“Advisory Person” means any of MAM’s employees (or any employee of any company in a Control relationship to MAM, as “Control” is defined below) who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security, as defined below, by MAM for any of its clients, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and any natural person in a Control relationship to MAM who obtains information concerning recommendations made by it to any of its clients with regard to the purchase or sale of a Covered Security.

•

“Beneficial Ownership” of securities generally means a direct or indirect pecuniary interest in those securities – i.e., a direct or indirect opportunity to profit or share in the profits from transaction in the securities. Beneficial Ownership will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (Exchange Act).

Rule 16a-1(a) (2) provides as follows:

(2) Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term “beneficial owner” shall mean any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i)

The term “pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(ii)	The term “indirect pecuniary interest” in any class of equity securities shall include, but not be limited to:

A.	securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see 240.16a-1(a)(4);

B.

a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(1)

the general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(2)	the general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

C.

a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(1)

the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

(2)

equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

D.	persons right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

E.	A person’s interest in securities held by a trust, as specified on 240.16a-8(b); and

F.	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(iii)

A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

•	Chief Compliance Officer (“CCO”) means the person designated by the MAM (including his designee) as having responsibility for compliance with the requirements of the Code.

•

“Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of a successful candidate for state or local office.

•

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the Commission by order either on its own motion or on application by an interested person. If an application filed hereunder is not granted or denied by the Commission within sixty days, after filing thereof, the determination sought by the application shall be deemed to have been temporarily granted pending final determination of the Commission thereon. The Commission, upon its own motion or upon application, may, by order, revoke or modify any order issued under this paragraph whenever it shall find that the determination embraced in such original order is no longer consistent with the facts.

•	“Covered Security” means a security as defined in Section 202(a) (18) of the IA Act, except that it does not include:

(i)	Direct obligations of the U.S. government (e.g., treasury securities);

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares of open-end mutual funds that are not advised or sub-advised by MAM; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by MAM.

•	Definition of “Security”

Section 202 (a)(18) of the IA Act provides as follows:

(18) “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest, or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting- trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

•

An “Equivalent Covered Security” of another Covered Security is a Covered Security that has substantial economic relationship to such other Covered Security. This would include, among other things, (1) a Covered Security that is convertible into another Covered Security, (2) with respect to an equity Covered Security, a Covered Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Covered Security and (3) with respect to a fixed-income Covered Security, a Covered Security having the same issuer, maturity, coupon and rating.

•	“Fund” means an investment company registered under the IC Act.

•

“Government Entity” means any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (the "Code"), or a state general fund; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "qualified tuition plan" authorized by section 529 of the Code, a retirement plan authorized by section 403(b) or 457 of the Code, or any similar program or plan; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

•

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act (i.e., the requirement to file reports on Forms 10-K and 10-Q).

•	“Investment Personnel” means:

¡	Any officer of any General Partner of MAM,

¡

any employee of MAM (or any company in a control relationship with MAM) who, in connection with his regular functions or duties, makes or participates in making any recommendations regarding the purchase or sale of securities by a client of MAM,

¡	any natural person in a control relationship to MAM who obtains information concerning recommendations made to a client of MAM regarding the purchase or sale of securities by such client,

¡	Portfolio Managers, and

¡

any Advisory Persons who provide investment information and/or advice to the Portfolio Manager(s) and/or help execute the Portfolio Manager’s investment decisions, including securities analysts and traders.

•	“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506.

•

“National Exchange” means the New York Stock Exchange, American Stock Exchange, Boston Stock Exchange, Cincinnati Stock Exchange, Midwest Stock Exchange, Pacific Stock Exchange and/or Philadelphia Stock Exchange.

•	“Portfolio Manager” means any Advisory Person who has the direct responsibility and authority to make investment decisions for one or more clients of MAM.

•

“Purchase or Sale” of a Covered Security means any acquisition or disposition thereof and includes, among other things, the writing of an option to purchase or sell a Covered Security. “Purchase or Sale” shall not include purchases which are part of an automatic investment plan and other purchases or sales in accounts over which the Access Person had no direct or indirect influence or control.

•	“Security Held or to be Acquired by a client” of MAM, (including a client that is a Fund) means

(i)	Any Covered Security which, within the most recent 15 days:

(A)	Is or has been held by the client; or

(B)	Is being or has been considered by the client (to MAM’s knowledge) or MAM for purchase by the client; and

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

•	“Watch List” consists of all non United States domiciled company names currently within the Mercator Database that are eligible, per client mandate, for purchase or sale.

Section III. Standards of Business Conduct

3.1

Compliance with Laws and Regulations. All Access Persons must comply with all U.S. federal securities laws and those of any other applicable jurisdiction (MAM is also registered with the Alberta and Ontario Securities Commissions and, therefore, is subject to their provincial laws).

Under federal law, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by a Client:

•	To defraud such client in any manner;
•	To mislead such client, including by making a statement that omits material facts;
•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
•	To engage in any manipulative practice with respect to such client; or
•	To engage in any manipulative practice with respect to securities, including price manipulation.

3.2

Conflicts of Interest. MAM, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. In order to comply with this duty, this Code requires that all Access Persons avoid conflicts of interest and avoid situations that have even the appearance of conflict or impropriety. If any conflict may arise with respect to a client, all material facts concerning such conflict must be fully disclosed.

A.        Conflicts Among Client Interests. MAM’s Code prohibits any inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty (e.g., larger accounts over smaller accounts, accounts of close friends or relatives of Access Persons).

B.        Competing with Client Trades. MAM’s Code prohibits Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing or selling such securities. Potential conflicts raised by personal securities transactions are addressed more specifically in Section 3.4 below.

C.        Other Potential Conflicts Provisions. MAM’s Code also provides that:

1.        Disclosure of Personal Interest. Prior to considering, recommending, or implementing any security transaction for a client, Investment Personnel must disclose any material Beneficial Ownership, business or personal relationship, or other material interest in the issuer of the security or its affiliates. Disclosure of the conflict should be made to the CCO. If Investment Personnel are in any doubt as to whether a conflict is material, such disclosure must be made. If the CCO deems the disclosed interest to          present a material conflict, then the Investment Personnel affected by the conflict may not participate in any decision-making process regarding the securities of that issuer.

a.

Referrals/Brokerage. Access Persons must act in the best interests of MAM’s clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, this Code reminds all supervised persons to strictly adhere to MAM’s policies and procedures regarding brokerage – including best execution, soft dollars, and directed brokerage – as described in MAM’s Compliance Manual of Policies and Procedures.

b.

Vendors and Suppliers. Access Persons must disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of MAM. Upon disclosure, MAM may decide to prohibit Access Persons with such interests from negotiating or making decisions regarding the MAMs’ business with those companies.

3.3

Insider Trading. Access Persons are prohibited from trading in securities of an issuer either for themselves or others, while in possession of material, non-public information concerning that issuer or its securities (regardless of whether the Access Person is an “insider”), or communicating material, non-public information to others.

Insider Trading is a violation of United States federal law in addition to being a serious breach of MAM’s policies. Insider trading could subject you and MAM to significant civil and criminal penalties and could also result in irreparable harm to the reputation of MAM. The Agreement to Abide by the Written Policy of MAM on Insider Trading must be read and signed by all Access Persons upon employment AND on a recurring, annual basis. Access Persons should direct any questions regarding MAM’s policy on insider trading to the CCO.

Note: There is further discussion of this topic in Section VII. of MAM’s “Compliance Manual of Policies and Procedures”.

3.4

Personal Securities Transactions. In order for MAM to be certain that NO POSSIBLE CONFLICTS arise between personal securities transactions of Access Persons and MAM client transactions/holdings, MAM PROHIBITS (except as provided in Section 3.5, which requires Pre-Clearance) any personal securities Purchases or Sales in any Covered Securities listed at the time of such transaction in MAM’s Watch List and also prohibits any personal securities transaction in any Equivalent Covered Securities of Covered Securities listed on MAM’s Watch List at the time of such transaction. A copy of the Watch List is provided to each Access Person promptly after any change is made within the Watch List. Each Access Person must review the Watch List prior to initiating any personal securities Purchases or Sales. For the purposes of this Section 3.4 and Section 3.5 (except where indicated), Mercator Emerging Markets Partners LLC is treated as a client account (and thus its purchases/sales of securities are not considered “personal securities transactions” by Access Persons) only so long as its purchases/sales are made in accordance with MAM’s trade allocation procedures.

Personal transactions in any Covered Security not prohibited in the preceding paragraph (or requiring Pre-Clearance) are allowable without giving prior notice to the CCO.

3.5

Pre-Clearance of Personal Securities Transactions. There are certain circumstances that would require an Access Person to Pre-Clear a personal securities transaction with the CCO (in the case of Pre-Clearance of transactions by the CCO or, Pre-Clearance of transactions during the absence of the CCO, such Pre-Clearance shall be by a an officer General Partner. They are:

•

If an Access Person desires to dispose of a Covered Security that he Beneficially Owns that is a Watch List security (or an Equivalent Covered Security of a Watch List security), such disposition must be Pre-Cleared prior to placement of such a transaction. Also, a blackout period shall apply as follows (and no Pre-Clearance will be granted during such blackout period) that requires that an Access Person MAY NOT make a Sale of a Covered Security, while there is a pending purchase or sale order for the same covered security on behalf of a client, or an equivalent covered security of such covered security, or within seven calendar days after completion of a client trade in the same Covered Security or an Equivalent Covered Security of such Covered Security.

•	Prior to placement of a personal securities Purchase or Sale in any Mutual Fund that MAM sub-advises, Access Persons must first Pre-Clear such transaction.

•

Prior to acquisition of direct or indirect Beneficial Ownership of any security in an Initial Public Offering or Limited Offering, Access Persons must Pre-Clear the transaction with the CCO. Any security in an Initial Public Offering acquired by Mercator Emerging Markets Partners LLC must also be Pre-Cleared with the CCO.

•

Prior to acquisition of direct or indirect Beneficial Ownership of any foreign security not listed on MAM’s Watch List, Access Person must Pre-Clear the transaction with the CCO. Within the Pre-Clearance Form, Access person must explain why the security is not included on the Watch List and, therefore, a candidate for purchase in client accounts.

3.6

Gifts and Entertainment. All Access Persons must adhere to the following guidelines with respect to gifts given or received or entertainment of or by any person or entity that does business with MAM and:

(A)        General Statement. A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to MAM and its clients. The overriding principle is that Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to MAM or the Access Person.

Note: This general principle applies in addition to the more specific guidelines set forth below.

(B)

Gifts. No Access Person may receive any gift, service, or other thing of more than $100 from any person or entity that does business with or on behalf of MAM. No Access Person may give or offer any gift of more than $100 to existing clients, prospective clients, or any entity that does business with or on behalf of MAM without the pre-approval by the CCO.

(C)	Cash. No Access Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of MAM.

(D)

Entertainment. No Access Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of MAM. Access Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

3.7

Political and Charitable Contributions. Rule 206(4)-5 (the “Rule”) under the IA Act, as amended, prohibits investment advisers from making greater than de minimis political contributions to elected officials who are responsible for hiring, or can influence the hiring of, investment advisers to manage the assets of a state or municipal government entity (i.e., pension plans, retirement plans, tuition plans). Any political contributions to an elected official (including candidates for office) in violation of the Rule will trigger a two-year time out period during which the investment adviser will be prohibited from receiving compensation for providing advisory services to the government entity. In order to comply with the Rule, the Firm has adopted the below policies and procedures relating to political contributions.

Except where otherwise stated, this Political Contributions Policy shall apply to all “Covered Persons” of the Firm, as defined: (i) MAM (as an entity), (ii) all Access Persons of MAM, (iii) any political action committee controlled by the MAM or any of its Access Persons.

PROHIBITED Contributions and Solicitations

1.

Making ANY Contribution to an incumbent, candidate or successful candidate for elective office of a state or municipal Government Entity. Additionally, no Contribution should be made to any candidate for federal office if at the time of the Contribution such candidate is a state or municipal official.

2.

Coordinating or soliciting any person (including a Covered Person’s family member or friend) or political action committee (PAC) to make (including, but not limited to causing MAM or a Fund to make) or any other Indirect Contribution which, if done Directly by the Covered Person, would result in a violation of the Rule and this Political Contributions Policy:

a)	Any Contribution to an official of a Government Entity or candidate for office of a Government Entity (including any election committee for such official or candidate), or

b)

Any payment (including any gift, loan, advance or anything of value) to a political party of a state or locality. Covered Persons should note that coordinating or soliciting Contributions can include actions that can be interpreted as supporting an official or political party, including, but not limited to the use of MAM’s name or Covered Person's name on fundraising literature for a candidate, or MAM or a Covered Person sponsoring a meeting or conference which features an official or candidate as an attendee or guest speaker and which involves fundraising for the official or candidate.

In addition, MAM prohibits Access Persons from considering MAM’s current or anticipated business relationships as a factor in the solicitation of charitable donations.

3.8

Confidentiality. MAM requires that all information about clients (including former clients) shall be kept in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by MAM.

In addition to MAM’s insider trading prohibition, Access Persons are prohibited from disclosing to persons outside MAM any material nonpublic information about any client, the securities investments made by MAM on behalf of a client, information about contemplated securities transactions, or information regarding MAM’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

All files containing material, nonpublic information shall be stored properly and access to computer files containing such information is restricted to authorized personnel only. All MAM Access Persons shall shred any materials that are being discarded and should not be accessed by outsiders. (No materials shall be discarded if their retention is required by the Books and Records rule). Any questions as to the sensitivity of materials should be addressed to the CCO.

3.9

Service on a Board of Directors. Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the CCO based upon a determination that the board service would be consistent with the interests of MAM’s clients. In the limited instances that such board service is authorized, Investment Personnel will be isolated from those making investment decisions affecting transactions in securities issued by any publicly traded company on whose board such Investment Personnel serve as a director through the use of “Chinese Wall” or other procedures designed to address the potential conflicts of interest.

3.10

Marketing and Promotional Activities. MAM requires that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

3.11

Social Media Policy. MAM access persons are prohibited from communicating, via either personal email accounts or social media networks, any firm related information. This ban includes any reference at all to Mercator Asset Management, L.P. through these communication portals.

Section IV. Compliance Procedures

4.1

Holdings Reports. Upon commencement of employment (or, if later, within 10 days after becoming an Access Person) and thereafter within 45 days after each December 31, each Access Person must furnish a report to the CCO, disclosing all Covered Securities holdings in which he has Beneficial Ownership, as follows:

(i)

the title, and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of Shares or principal amount of each Covered Security in which he had any direct or indirect Beneficial Ownership when he became an Access Person or on such December 31 anniversary;

(ii)

the name of any broker, dealer, or bank with which the Access Person maintained an account in which securities were held for his direct or indirect benefit on the date he became an Access Person or on the relevant anniversary; and

(iii)	the date of submission of the report.

4.2

Personal Securities Transaction Procedures and Reporting. Access Persons are required to direct their brokers to supply to the CCO, on a timely basis, (i.e., not later than 30 days after the end of the calendar quarter in which the transaction occurred) duplicate copies of confirmations of all securities transactions and copies of periodic statements for all securities accounts in which such Access Persons have a direct or indirect Beneficial Ownership interest. Compliance with the Code requirement in this section (including submission of the reports described in the paragraph below) will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 204-2(a)(13) under the IA Act and Rule 17j-1(d)(ii) under the IC Act.

No later than 30 days after the end of each calendar quarter, each Access Person will review the confirmations received by the CCO for such quarter and deliver to the CCO a signed statement, specifying the date of such delivery, that such confirmations (together, if necessary, with any supplemental information supplied by such Access Person) reflect the following information concerning all transactions during such quarter in which such Access Person acquired or disposed of direct or indirect Beneficial Ownership:

(i)

The date of the transaction, the title, the interest rate and maturity date (if applicable), as applicable the exchange ticker symbol or CUSIP number (if known to the Access Person), the number of shares, and the principal amount of each security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected;

(v)	With respect to any account established by the Access Person in which any securities were held during the quarter for his direct or indirect benefit:

(A)	The name of the broker, dealer or bank with whom the account was established,

or

(B)	The date it was established.

4.3	Exceptions to Sections 4.1 and 4.2. Reports under Section 4.1 and confirmations and reports under 4.2 need not include:

(i)	Any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control; or

(ii)	A transaction report with respect to transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans).

4.4

Monitoring. The CCO shall monitor personal investment activity by Access Persons by reviewing, reasonably promptly after they are received, reports of such investment activity, including review of brokerage confirmations to confirm that all executed transactions were pre-cleared, if necessary, and comparison of the Watch List and trading of clients and Access Persons in order to identify possible violations of the Code. (Monitoring of the CCO’s personal investment activity will be done by a General Partner of MAM.)

4.5

Holdings/Transactions of Mercator Emerging Markets Partners LLC. For purposes of the Code, investments made by Mercator Emerging Markets Partners LLC will not be considered personal securities transactions subject to the individual reporting requirements of this Section IV, and Access Persons will not be required to report individual securities holdings/transactions related to that Fund. However, the CCO shall obtain all trading reports of Mercator Emerging Markets Partners LLC, and review such reports in accordance with Section 4.4. to monitor compliance with the Code and the IA Act. Further, notwithstanding the exceptions referred to in Sections 3.4 and 3.5 above, the CCO shall review all trading reports of Mercator Emerging Markets Partners LLC to confirm that trade allocations involving such Fund are consistent with MAM’s trade allocation procedures.

4.6	Certification of Compliance. MAM requires certification of compliance throughout the employment of all Access Persons:

•	Upon employment. All Access Persons of MAM must certify upon commencing employment that they have received the Code and:

(i)	that they have read and understood the Code;

(ii)	that they recognize that they are subject to the Code;

(iii)	that they will comply with the requirements of the Code.

•	Annually. Access Persons are required to certify annually as follows:

(i)	that they have read and understood the Code;

(ii)	that they recognize that they are subject to the Code;

(iii)	that they have complied with the requirements of the Code; and

(iv)	that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Section V. Recordkeeping

MAM maintains the following records in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•

A record of all written acknowledgements of receipt of the Code and amendments for each Access Person who is currently, or within the past five years was, an Access Person (these records must be kept for five years after the individual ceases to be an Access Person);

•	Holdings Reports, brokerage confirmation and account statements, and supplemental quarterly reports, furnished pursuant to the Code;

•	A record of any decisions that grant Access Persons a waiver from or exception to the Code, including any

Pre-Clearance that is granted.

Section VI. Form ADV Disclosure

A Brief description of MAM’s Code of Ethics shall be included in MAM’s ADV2 Firm Brochure. A copy of MAM’s Code will be provided to any client or prospective client upon request.

Section VII. Administration and Enforcement of the Code

7.1

Training and Education. The CCO shall have primary responsibility for the training and education of all Access Persons and will maintain records of such sessions with a sign-off sheet for those in attendance. All Access Persons are urged to study the Code and review it on a regular basis. Any questions regarding this Code should be directed to the CCO. If there is any concern about a proposed transaction, the CCO should be consulted before the transaction is executed.

7.2	Annual Review. As the Code of Ethics is a requirement of the IA Act Rule 206(4)-7, the CCO shall review annually the adequacy of the Code and the effectiveness of its implementation.

7.3	Reporting Violations.

A.	Internal Reporting. All Access Persons have been given copies of the Violation Form and must report violations of the Code promptly to the CCO.

•

Confidentiality. All violation reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may be submitted anonymously. If the CCO is a subject of the violation report, it should be submitted instead to a General Partner.

•	Types of Reporting. Types of violations include but are not limited to:

¡	Noncompliance with applicable laws, rules, and regulations;

¡	Fraud or illegal acts involving any aspect of MAM’s business;

¡	Material misstatements in regulatory filings, internal books and records, clients’ records or reports;

¡	Activity that is harmful to clients, including Fund shareholders; and

¡	Deviations from required controls and procedures that safeguard clients and MAM.

•	Apparent Violations. Access Persons should report “apparent” or “suspected” violations in addition to actual or known violations of the Code.

•	Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

B.

External Reporting. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) provided the SEC with the authority to pay financial rewards to whistleblowers that provide new and timely information about any securities law violation. The SEC’s new Whistleblower Program strengthens the SEC’s ability to protect investors in several ways:

•	Better Tips. Quality of tips has increased;

•	Timely Tips. Tips are coming forward sooner with information not yet known to the SEC;

•	Maximizes Outside Resources. Allows the 4,000 employees of the SEC to find and deter wrongdoing at firms it may not have otherwise uncovered;

•	New Protections against Retaliation. Employees who come forward are provided with new tools to protect themselves against employers who retaliate; and

•

Bolsters Internal Compliance. Employees are provided incentives to report any wrongdoing to their company’s internal compliance department before coming to the SEC. Therefore, companies that would prefer their employees report internally first are incentivized to have a credible, effective compliance program in place.

Among other things, to be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than $1 million in monetary sanctions. The range for awards is between 10% and 30% of the money collected.

More information on eligibility requirements, directions on how to submit a tip or complaint, instructions on how to apply for an award, and answers to frequently asked questions can be found at www.sec.gov/whistleblower or by calling the SEC’s Office of the Whistleblower at (202) 551-4790.

7.4

IC Client Reporting. The general partners of MAM will, no less frequently than annually, furnish a written report to each Fund that is a client and to any other client so requesting, which describes any issues arising under the Code since the last report to such client, including but not limited to, any changes during the preceding year in the Code’s procedures, information concerning any material violation of the Code and related sanctions imposed, recommended changes in existing restrictions or procedures, evolving industry practices, and developments in applicable law or regulations. The report shall certify that the Code has been adopted by MAM and includes procedures reasonably necessary to prevent Access Persons from violating the Code. In addition, MAM will promptly advise any Fund that is a client of any material amendments to this Code. The general partners of MAM may also, where appropriate, furnish reports, including some or all of the material described in this section, to clients that are not Funds and have not specifically requested such reports.

7.5	Sanctions. Upon determining that the Code has been violated by an Access Person, the general partners of MAM may impose such sanctions as they may deem appropriate, including, among other things:

¡	a letter of censure;

¡	disgorgement (generally required for violations of Section 3); or

¡	termination of the violator.

Section VIII. Adoption of Code

This Code was initially adopted by MAM effective October 29, 1999.

This Code was modified, effective November 1, 2003.

This Code was modified, effective February 1, 2005

This Code was modified, effective on March 1, 2006

This Code was modified, effective November 1, 2007

This Code was modified, effective January 3, 2011

This Code was modified, effective March 23, 2011

This Code was modified, effective June 4, 2012

This Code was modified, effective December 18, 2012

Victoria Joh, CCO